EXHIBIT NO. 99.1

News Release

Contacts:	Media—Alan H. McCoy, Vice President, Government and Public Relations (513) 425-2826 Investors—Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel Reports Third Quarter 2005 Results

MIDDLETOWN, OH, October 25, 2005—AK Steel (NYSE: AKS) today reported a third quarter 2005 net loss of $29.0 million, or $0.26 per share of common stock. The 2005 third quarter results included $29.5 million in costs for scheduled maintenance outages conducted at the company’s Middletown and Ashland, Kentucky facilities. In the year-ago period, AK Steel reported net income of $83.1 million, or $0.76 per share.

As previously announced, the company’s third quarter 2005 results were impacted by a significant cost increase for natural gas, primarily the result of gas production disruptions following Hurricanes Katrina and Rita, as well as increased costs for steel scrap and other raw material inputs.

Also included in the third quarter results was approximately $7 million in one-time costs associated with a new progressive labor agreement the company reached with the United Steelworkers of America during the quarter. The company said that the one-time costs associated with the new labor agreement, covering hourly employees at the company’s Ashland Works, were primarily related to initial funding of a Voluntary Employees’ Beneficiary Association (VEBA), a trust fund which may be utilized to help defray future retiree and company health care cost increases. AK Steel said, however, that taken in total, the new labor agreement provides significant ongoing total employment cost savings and additional workforce flexibility for the company.

Net sales in the third quarter of 2005 were $1,393.3 million on record quarterly shipments of 1,687,000 tons, or approximately 4% and 9% higher, respectively, than sales of $1,337.3 million on shipments of 1,541,800 tons in the year-ago period. The company’s average selling price was $825 per ton in the third quarter of 2005, down from $866 per ton in the third quarter of 2004, due primarily to higher hot-rolled shipments and lower spot market prices. AK Steel reported an operating loss of $25.5 million, or $15 per ton, in the third quarter of 2005, compared to operating income $94.5 million, or $61 per ton, in the third quarter of 2004.

“AK Steel continued to perform well in all the operating and quality measures within our control,” said James L. Wainscott, president and CEO. “Clearly, however, the significant cost increases outside our control, especially the meteoric rise in natural gas following back-to-back hurricanes, more than erased the solid progress on our other cost reduction efforts. Nonetheless, we continue to see fundamental strength for our key product lines in the fourth quarter, and we anticipate lower maintenance costs.”

AK Steel also said that it was responding to the urgent need for electrical steels, used in the manufacture of transformers and other critically needed electrical infrastructure equipment, for the rebuilding efforts in the storm-affected areas in the aftermath of the recent Gulf Coast hurricanes.

For the first nine months of 2005, the company reported income from continuing operations of $39.2 million, or $0.35 per share, which includes total non-cash charges of $32.6 million, or $0.30 per share, resulting from the reduction in the value of the company’s deferred tax assets, most of which occurred in the second quarter. Sales for the first nine months of 2005 were a record $4,270.4 million, compared to $3,783.5 million in the first nine months of 2004. The company reported operating profit for the first nine months of 2005 of $162.3 million, or $34 per ton, which was higher than the $152.4 million, or $33 per ton reported in the first nine months of 2004. AK Steel reported that it ended the third quarter of 2005 with $348.7 million of cash and $472.0 million of availability under its two credit facilities.

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Fourth Quarter Outlook

AK Steel said it expects to record an operating profit in the fourth quarter of 2005 between $18 and $20 per ton shipped, excluding certain non-cash charges which will likely result in the company reporting an operating loss for the fourth quarter of 2005.

Specifically, the company expects to incur a non-cash, pre-tax curtailment charge of $12.9 million related to the new labor agreement previously mentioned. The charge results from the recognition, in the fourth quarter, of past service pension benefits, which would have been amortized over future periods, as the parties agreed to “lock and freeze” the existing defined benefit pension plan, commencing January 1, 2006.

Additionally, as a result of AK Steel’s unique “corridor” accounting method for pensions and other postretirement benefit plans, it is required to recognize, as a fourth quarter adjustment, any unrecognized actuarial net gains or losses that exceed 10% of the larger of the projected benefit obligations or the plan assets. Collectively, the company estimates these non-cash, pre-tax corridor charges will range between $100 million and $150 million.

The company said it expects to realize higher steel prices on lower shipments of approximately 1,625,000 tons in the fourth quarter, with continued spot market pricing improvements during the fourth quarter. The company said that it expects its product mix will reflect a somewhat higher percentage of value-added products in the fourth quarter compared to the third quarter. AK Steel said it expects costs for planned maintenance outages to be approximately $25 million lower for the fourth quarter compared to the third quarter of 2005, the result of fewer planned outages. AK Steel said it expects to continue to be impacted by higher energy and raw material costs, as the natural gas production-related effects of Hurricanes Katrina and Rita linger.

AK Steel, headquartered in Middletown, Ohio, produces flat-rolled carbon, stainless and electrical steels, as well as tubular steel products for the automotive, appliance, construction and manufacturing markets. Additional information about AK Steel is available on the company’s web site at www.aksteel.com.

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AK Steel Holding Corporation

Statements of Operations

(Unaudited)

(Dollars and Shares in Millions, Except Per Share and Per Ton Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Shipments (000 tons)	1,687.0	1,541.8	4,818.0	4,621.2
Selling price per ton	$825	$866	$886	$816

Net sales	$1,393.3	$1,337.3	$4,270.4	$3,783.5
Cost of products sold	1,317.7	1,142.3	3,802.7	3,315.9
Selling and administrative expenses	51.9	49.3	156.3	156.2
Depreciation	49.2	51.2	149.1	159.0

Total operating costs	1,418.8	1,242.8	4,108.1	3,631.1

Operating profit (loss)	(25.5)	94.5	162.3	152.4
Interest expense	20.9	26.6	65.0	83.9
Other income	1.5	0.5	8.3	0.7

Income (loss) before income taxes	(44.9)	68.4	105.6	69.2

Income tax provision due to state tax law changes	—	—	(32.6)	—
Income tax benefit (provision)	15.9	50.2	(33.8)	53.2

Income (loss) from continuing operations	(29.0)	118.6	39.2	122.4
Income (loss) from discontinued operations, net of tax	—	(1.1)	—	6.9
Gain (loss) on the sale of discontinued operations, net of tax	—	(34.4)	—	211.9

Net income (loss)	$(29.0)	$83.1	$39.2	$341.2

Basic earnings (loss) per share:
Income (loss) from continuing operations	$(0.26)	$1.09	$0.36	$1.13
Income (loss) from discontinued operations	—	(0.01)	—	0.06
Gain (loss) on sale of discontinued operations	—	(0.32)	—	1.95

Net income (loss) per share	$(0.26)	$0.76	$0.36	$3.14

Fully diluted earnings (loss) per share:
Income (loss) from continuing operations	$(0.26)	$1.09	$0.35	$1.12
Income (loss) from discontinued operations	—	(0.01)	—	0.06
Gain (loss) on sale of discontinued operations	—	(0.32)	—	1.95

Net income (loss) per share	$(0.26)	$0.76	$0.35	$3.13

Weighted average shares outstanding:
Basic	109.8	108.8	109.7	108.7
Diluted	109.8	109.2	110.4	109.0

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AK Steel Holding Corporation

Consolidated Balance Sheets

(Dollars in millions, except per share amounts)

	(Unaudited) September 30, 2005	December 31, 2004
Assets
Current Assets
Cash and cash equivalents	$348.7	$377.1
Accounts and notes receivables, net	683.0	632.6
Inventories, net	731.7	682.2
Other current assets	431.6	414.9

Total Current Assets	2,195.0	2,106.8

Property, plant and equipment	4,987.5	4,869.6
Accumulated depreciation	(2,679.6)	(2,545.1)

Property, plant and equipment, net	2,307.9	2,324.5
Other	935.1	1,021.4

Total Assets	$5,438.0	$5,452.7

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$414.6	$387.3
Other accruals	193.0	199.5
Current portion of pension & postretirement benefit obligations	166.2	159.9

Total Current Liabilities	773.8	746.7

Long-term debt	1,114.9	1,109.7
Pension & postretirement benefit obligation	3,154.5	3,264.1
Other liabilities	132.9	134.8

Total Liabilities	5,176.1	5,255.3

Shareholders' Equity
Common stock—2005; authorized 200,000,000 shares of $0.01 par value each; 118,403,090 shares issued; 109,807,628 shares outstanding	1.2	1.2
Additional paid-in capital	1,831.3	1,824.6
Treasury stock—2005; 8,595,462 shares at cost	(123.5)	(122.9)
Accumulated deficit	(1,266.7)	(1,305.8)
Accumulated other comprehensive loss	(180.4)	(199.7)

Total Shareholders' Equity	261.9	197.4

Total Liabilities and Shareholders' Equity	$5,438.0	$5,452.7

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AK Steel Holding Corporation

Statements of Cash Flows

(Unaudited)

(Dollars in millions)

	Nine Months Ended September 30,
	2005	2004

Cash Flow From Operating Activities:
Net income	$39.2	$341.2
Depreciation	149.1	159.0
Amortization	6.4	10.6
Deferred taxes	63.0	(59.8)
Contributions to the pension trust	(150.0)	—
Pension and other postretirement benefit expense in excess of payments	46.8	29.5
Income from discontinued operations	—	(218.8)
Working capital	(84.8)	(280.0)
Other	4.1	(8.4)

Net Cash Flow From Operating Activities of Continuing Operations	73.8	(26.7)

Cash Flow From Investing Activities:
Capital investments	(133.9)	(49.3)
Proceeds from draw on restricted funds for emission control expenditures	29.1	9.2
Proceeds from sale of businesses	—	333.6
Proceeds from sale or liquidation of assets and investments	1.2	49.8
Other	0.3	(1.7)

Net Cash Flow From Investing Activities	(103.3)	341.6

Cash Flow From Financing Activities:
Principal payments on long-term debt	—	(62.5)
Premium and fees paid on retirement and issuance of long-term debt	—	(5.7)
Proceeds from exercise of stock options	3.1	—
Purchase of treasury stock	(0.6)	(0.2)
Other	(1.4)	0.2

Net Cash Flow From Financing Activities of Continuing Operations	1.1	(68.2)

Cash Flow From Discontinued Operations	—	12.5

Net Increase (Decrease) in Cash	(28.4)	259.2

Cash and Cash Equivalents, Beginning	377.1	54.7

Cash and Cash Equivalents, Ending	$348.7	$313.9

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AK Steel Holding Corporation

(Unaudited)

Steel Shipments

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005		2005
Tons Shipped by Product (000's)
Stainless/Electrical	240.2	255.0	755.2	752.9
Coated	778.7	782.1	2,363.4	2,430.4
Cold Rolled	320.9	273.3	885.6	913.4
Tubular	42.6	44.0	133.2	147.4

Total Value-Added Shipments	1,382.4	1,354.4	4,137.4	4,244.1
Hot Rolled	249.7	129.9	496.6	218.6
Secondary	54.9	57.5	184.0	158.5

Total Shipments	1,687.0	1,541.8	4,818.0	4,621.2

Shipments by Product (%)
Stainless/Electrical	14.2%	16.6%	15.7%	16.3%
Coated	46.2%	50.7%	49.1%	52.6%
Cold Rolled	19.0%	17.7%	18.4%	19.8%
Tubular	2.5%	2.9%	2.7%	3.2%

Total Value-Added Shipments	81.9%	87.9%	85.9%	91.9%
Hot Rolled	14.8%	8.4%	10.3%	4.8%
Secondary	3.3%	3.7%	3.8%	3.3%

Total Shipments	100.0%	100.0%	100.0%	100.0%

Nine Months Ended September 30, 2005
Reconciliation of net income (dollars in millions)
Net income before charge for state tax law changes	$71.8
Provision for state tax law changes	(32.6)

Net income as reported	$39.2

Reconciliation of diluted earnings per share
Income per share before state tax law changes	$0.65
Loss per share for provision for state tax law changes	(0.30)

Net income per share as reported	$0.35

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